Exhibit 99.13

How Compact Fluorescents Compare with Incandescents

Compared to incandescent lamps, compact fluorescent lamps (CFLs), when used properly have the following advantages:

- Last up to 10 times longer
- Use about one-fourth the energy
- Produce 90% less heat, while producing more light per watt.



Many compact fluorescent light bulbs now carry the ENERGY STAR® label. These bulbs last up to 10,000 hours and offer significant savings over the life of the bulb.
Photo credit: D and R Int., LTD.

Table 1 below compares the wattage of commonly available incandescent lamps and the wattage of a CFL that will provide similar light levels.

Table 1. Comparable Wattage of CFLs and Incandescents

Incandescent Wattage	CFL Wattage
25	5
50	9
60	15
75	20
100	25
120	28
150	39

Table 2 below shows how you can save money using CFLs. This table assumes the light is on for 6 hours per day and that the electric rate is 11.3 cents per kilowatt-hour.

Table 2. Cost Comparisons between CFLs and Incandescents

	25-Watt Compact Fluorescent	100-Watt Incandescent
Cost of Lamps	$3.40	$0.60
Lamp Life	1,667 days (4.5 years)	167 days
Annual Energy Cost	$6	$25
Lamps Replaced in 4.5 years	0	10
Total Cost	$29	$134
Savings Over Lamp Life	$105	0

Source: Life Cycle Cost Estimate for ENERGY STAR Qualified Compact Fluorescent Lamp(s) (Excel 176 KB)

Incandescent lamps have a few advantages over CFLs. The color rendition of incandescent lamps is superior to CFLs, though it has greatly improved in CFLs. Incandescents also project light further. This makes them more appropriate for some applications, such as for lighting in high ceilings. Compact fluorescent lamps, however, can also have advantages in high locations. CFLs can be more convenient for hard-to-reach places because they last longer and do not need to be changed as often.

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Product Information
Compact Fluorescent Lights ▸
ENERGY STAR®
Screwbase Compact Fluorescent Lamp Products ▸
Lighting Research Center

Federal Government Resources
Cleanup and Safe Disposal of CFLs ▸
Environmental Protection Agency

Related Links
Energy-Efficient Ceiling Mounted Residential Luminaires ▸
Lighting Research Center
CFL Downlights ▸
Lighting Research Center

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